Exhibit 99.1

FOR IMMEDIATE RELEASE
February 3, 2014

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

JoAnne Coy, Vice President,
Corporate Communications
(253) 305-1965

COLUMBIA BANK NAMES HADLEY ROBBINS

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

TACOMA, Washington, February 3, 2014 — Melanie J. Dressel, President and Chief Executive Officer, announced that Hadley Robbins, Senior Vice President and Oregon Group Manager, has been appointed Executive Vice President and Chief Operating Officer for Columbia Bank (“Columbia”) and its parent, Columbia Banking System, Inc., effective March 1, 2014. Mr. Robbins fills the Chief Operating Officer position vacated by Mark W. Nelson, who retired in September, 2013.

Ms. Dressel commented, “Hadley has a proven management track record in a wide spectrum of business line responsibilities. We are delighted he is joining our executive team, bringing with him a deep and diverse commercial banking and credit administration background.”

Mr. Robbins will direct the majority of the bank’s customer-facing business lines, which include Commercial Banking, Retail Banking and Wealth Management, as well as other supporting functions. He was selected following an extensive national search.

Mr. Robbins, 57, joined Columbia on April 1, 2013, with the merger of West Coast Bancorp, where he had served as Executive Vice President & Chief Credit Officer since 2007. His experience spans over 25 years and includes a variety of executive positions with Wells Fargo Bank, Pacific Northwest Bank, Bank of the Northwest and First Interstate Bank. He holds an MBA from the University of Oregon and a BS in Business Administration from Lewis and Clark College.

Mr. Robbins has been very active in the Portland, Oregon community. He is currently serving on the board and executive committee for the Freshwater Trust and on the Oregon Bankers Association board of directors. His past activities have included the Downtown Portland Rotary Club and the Portland Crime Commission.

Mr. Robbins plans to relocate, joining the rest of the executive management team at Columbia’s corporate headquarters.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. (NASDAQ: COLB) is the holding Company of Columbia State Bank, a Washington state-chartered full-service commercial bank. For the seventh consecutive year, the bank was named in 2013 as one of Puget Sound Business Journal’s “Washington’s Best Workplaces.”

Columbia Banking System has 141 banking offices, including 80 branches in Washington State and 61 branches in Oregon. More information about Columbia can be found on its website at www.columbiabank.com.

Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2012, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

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